CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT made as of and to have effect from the 1st day of October, 2006.

BETWEEN:

Colombia Goldfields Limited of Suite 208, 8 King Street East, Toronto, Ontario. Canada M5C 1B5, hereinafter called the "Company"

AND

STEWART DAVID REDWOOD, Consulting Geologist, of Edificio Costa del Mar, Apartment 8-B, PO Box 0832-1784, World Trade Center, Panama, Republic of Panama, hereinafter called "Dr. Redwood".

WHEREAS

I.	The Company is a Colombian based mining and exploration company.
II.	Dr Redwood has certain skills, expertise and experience which the Company wishes to employ;
III.	The Company agrees to retain and Dr Redwood agrees to serve in the capacity more particularly set out in Article 2 of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the representations, warranties, covenants and agreements hereinafter setforth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties represent, warrant, covenant and agree as follows:

ARTICLE I
ENGAGEMENT AND DURATION

1.1
The Company hereby engages the services of Dr Redwood and Dr Redwood hereby accepts such engagement and agrees to provide his services to the best of his ability and in accordance with the terms and conditions of this Agreement, as a geological consultant to the Company.

1.2	Dr Redwood shall be responsible for the payment of all applicable taxes with respect to the payments made by the Company to him hereunder.

1.3	The Company shall engage Dr Redwood for a term of two years commencing on October 1, 2006. The term of this agreement is automatically renewed unless one months notice is given by either party.

1.4
The Company guarantees a minimum of 15 days work per month. It is understood that the actual number of days may vary from month to month by mutual agreement and may be higher or lower than 15 days, and that Dr. Redwood will invoice the company on a monthly basis for the actual number of days worked.

1.5	The Company agrees that it will put a Directors and Officers insurance policy in place as soon as possible.

ARTICLE 2
DUTIES

2.1	Dr. Redwood shall provide his services as Vice President of Exploration for the Company.

2.2
Dr Redwood will use his best efforts to promote the interests of the Company and, to the extent necessary to discharge the responsibilities assigned to Dr Redwood, perform faithfully and efficiently such responsibilities.  The Company acknowledges that Dr Redwood's duties will usually be performed on business days, but his duties as a geological consultant may be performed on weekends and holidays.

2.3	Dr Redwood shall report directly to Ian Park.

ARTICLE 3
REMUNERATION AND BENEFITS

3.1	Dr. Redwood shall be paid US$750 per day inclusive of travel days and days required to write and complete reports as requested.

3.2
Dr. Redwood will receive a grant of 500,000 restricted shares in the company. Should Dr. Redwoods employment terminate with cause under Article 5 of this contract or by his resignation before the period of two years has elapsed, he will be required to return a pro rata portion of the shares based on the time remaining on the contract. In the event of a hostile takeover of the Company or change of control of the Company by merger or sale of a majority stake or otherwise, the shares will immediately become vested.

ARTICLE 4
RESTRICTIVE COVENANTS
Non-Competition

4.1	Subject to the provisions of paragraph 4.1 hereof, during the term of this Agreement and for the 12 months following the termination or expiration of this Agreement, Dr Redwood shall not:
(a) own or have any interest directly in; nor
(b) act as an officer, director, agent, employee or consultant for

Any person, firm, association, partnership, corporation or other entity (the "Competitive Entity") engaged in mineral exploration within two kilometres of mineral claims owned by the Company in countries where the Company is actively engaged in mineral exploration.

4.2	The restriction set out in Section 4.1. above shall not apply to ownership by Dr Redwood of less than ten percent (10%) of the publicly traded securities of any Competitive Entity,

4.3	Except as provided in Section 4.1, Dr Redwood shall be free to engage in, and receive the full benefit of, any activity that he sees fit, whether or not competitive with the business of the Company.

Confidentiality

4.4
The term "Confidential Information" means any and all information concerning any aspect of the Company not generally known to persons other than those associated with the Company. The Company may disclose, in writing or orally, certain Confidential Information to Dr Redwood.

4.5
Dr Redwood acknowledges and agrees that, any Confidential Information disclosed to him is in the strictest confidence. Any Confidential Information disclosed to Dr Redwood in any form whatsoever is and shall be considered confidential and proprietary information of the Company. During the course of this agreement he may be exposed to information about the Company's business or the business of its subsidiaries and its associate companies which amount to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or of its subsidiaries and its associate companies or to the general public and which if disclosed may be liable to cause significant harm to the Company its subsidiaries and/or its associate companies, Dr Redwood therefore agrees and undertakes that:

(a)	will not sell or seek to sell to anyone any information acquired by Dr Redwood in the course of his employment with the Company;
(b)	will not obtain or seek to obtain any financial advantage (direct of indirect) from disclosure of such information;
(c)
shall observe any guidelines from time to time laid down by the Board of Directors of the Company and communicated to him relating to any transaction whether by way of purchase sale or voluntary disposition in the        equity share capital for the time being of the Company or any of its subsidiaries or associated companies and shall keep secret and shall not at any time whether during or after the termination of this Agreement use for his own or another's advantage or reveal to any person, firm or company (except in so far as it shall be necessary for him so to do in the proper performance of his duties hereunder) any such information;

(d)
must inform the Secretary of the Company of any acquisition of shares in the Company for inclusion in the Registrar of Director's and Employees interests and must obtain the permission of the Chairman of the Company to dispose of any shares in the Company so as to ensure that the Company adheres to the provisions of the Model Code in all share dealings.

(e)
will not either during the period of this agreement with the Company or after its termination without limit in time use or divulge or communicate to any person, firm, company or organization any trade secret or confidential information or information constituting a trade secret acquired or discovered in the course of your employment with the Company relating to the private affairs or business of the Company or its subsidiaries, or associate companies, management of shareholders.

4.6
The restrictions on disclosures contained in paragraph 4.5 do not apply (i) to any disclosure authorized by the Board of Directors of the Company or as required by the order of a court of competent jurisdiction or otherwise required by law; or (ii) any information which you can demonstrate is in the public domain otherwise than as a result of a breach by you of this Clause.

4.7	All inventions, discoveries, improvements, processes, designs, programmes and ideas made or conceived by you in the course of your employment with the Company shall belong exclusively to the Company.

4.8	All documents and records in whatever form (including photographic, magnetic or similar) which come into your care or possession in the course of, or howsoever arising from, your employment by the Company, and whether authored by you or otherwise, shall be the property of the Company in every respect, and shall not (save where authorized by the Company) be duplicated by you, or removed by you from the Company's premises, and shall be returned by you to the Company immediately on your ceasing to be an employee

ARTICLE 5
TERMINATION

5.1	The Company may at its absolute discretion terminate this agreement with immediate effect, and, (save with respect to (h) below), without compensation, in any of the following circumstances:

(a)	Gross neglect of Dr Redwood's duties, gross misconduct, material dishonesty, persistent refusal to obey a lawful instruction by the Company, or leaving the job without permission.

(b)	Gross and/or persistent breach of the terms and conditions of this agreement.

(c)	Theft or falsification by Dr Redwood of records relating to the Company's business or employment by the Company.

(d)	Drunkenness, or the abuse of alcohol, or being under the influence of narcotic drugs whilst on the Company's business.

(e)	conviction of a criminal offense other than summary conviction for driving offences under the Road Traffic Acts.

(f)	bringing the Company or its business into disrepute.

(g)	being declared bankrupt.

(h)	incapacity on grounds of physical or mental health or otherwise (save within the power of control of the Company) to discharge duties and responsibilities in the terms set out herein.

5.2.
In the event of termination of this agreement, and excepting circumstances which justify the immediate termination of your employment by the Company, and excepting circumstances in Article 5.4 the Company undertakes to give Dr Redwood, one months written notice. If Dr Redwood wishes to leave the Company's employment he is required to give the Company one months written notice. However, both parties are free to waive their right to noticeand/or accept pay in lieu of notice, if agreed between them.

5.3	Nothing in this agreement shall prevent the giving of a lesser period of notice by either party where it is mutually agreed.

5.4	In the event of this Consulting Agreement being terminated by a hostile takeover of the Company or change of control of the Company by merger or sale of a majority stake or otherwise, Dr. Redwood shall by way of compensation receive consulting fees for the greater of the remaining term of the contract or one year.

5.4	Notice by either party shall be served in writing, and shall be deemed to have been served, in the case of notice by the company, no later than two days after recorded mailing of such notice to Dr Redwood at the address last notified by him to the Company and, in the case of notice by Dr Redwood, no later than two days after recorded mailing of such notice to the Company at its registered office in Canada.

ARTICLE 6
GENERAL PROVISIONS

Health and Safety

6.1	It is very important that the highest standards of hygiene are maintained at all times. Accordingly, you are required to pay stringent attention to personal hygiene and to adhere to the Company's requirements in that regard.

6.2
The Company will take all reasonable practicable steps to ensure your health, safety and welfare while at work. You must familiarize yourself with the Company's Health and Safety Policy and its Safety and Fire rules. It is also your duty to take care of your own health and safety and that of your colleagues.

Reimbursement of Expenses

6.3	The Company shall reimburse Dr Redwood for all reasonable and authorized business expenses, incurred in the performance of duties pursuant to this Agreement, provided that Dr Redwood provides the Company with a written expense account in reasonable detail on a monthly basis. Authorization criteria and procedures will conform with general Company practice.

Entire Agreement

6.4	This Agreement constitutes the entire Agreement between the parties hereto and there are no representations, express or implied, statutory or otherwise other than set forth in this Agreement and there are no Agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement cannot be amended or supplemented except by a written agreement executed by all parties hereto.

Term

6.5
The provisions of the Agreement shall have effect from the date hereof and shall continue in effect until terminated in accordance with the provisions of this Agreement. Subject to the provisions of this Agreement, thereafter, this Agreement shall be automatically renewed for successive one-year periods if no written notice has been given by either party to the other in accordance with the period of notice stated on paragraph 5.2 stating such party's intention to terminate this Agreement,

Applicable Law

6.6	This Contract of Employment shall be governed by and construed in accordance with the laws of Ontario, Canada.

Counterpart

6.7
This Agreement may be executed in counterpart and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set out on the first page of this Agreement.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date set out on the first page of this Agreement.

SIGNED

/s/ J. Randy Martin
J. Randy Martin, President/C.E.O.

/s/ Stewart D. Redwood
Stewart D. Redwood

This is page 6 to that certain Consulting Agreement dated as of 1St of October, 2006 between Company and STEWART DAVID REDWOOD.